UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 12, 2007
MYLAN LABORATORIES INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-9114	25-1211621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Corporate Drive
Canonsburg, PA	15317
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (724) 514-1800
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
Share Purchase Agreement
     On May 12, 2007, Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan” or the “Company”), entered into a Share Purchase Agreement (the “SPA”) with Merck Generics Holding GmbH, a German limited liability company, Merck S.A., a French stock corporation, and Merck Internationale Beteiligung GmbH, a German limited liability company (such entities, “Sellers”), and Merck KGaA, a German limited partnership (“Merck”), as Sellers’ representative and guarantor, to acquire Merck’s generic pharmaceutical business (the “Business”). Pursuant to the SPA, Mylan has agreed to pay an aggregate cash purchase price of EUR 4.9 billion (or approximately $6.7 billion) for the Business. Subject to regulatory approval and other customary closing conditions, the Company will acquire 100% of the shares of five entities, which acquisition is expected to be consummated during the second half of calendar year 2007.
     The foregoing description of the SPA and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to that agreement. A copy of the SPA is attached hereto as Exhibit 10.1. A copy of the press release regarding the transaction is also attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Commitment Letter
     Also on May 12, 2007, Mylan signed a letter (the “Commitment Letter”) with Merrill Lynch Capital Corporation, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P. (the “Financing Sources”), pursuant to which the Financing Sources have committed to loan the Company and one or more of its non-U.S. subsidiaries up to $7.7 billion in connection with the acquisition of the Business (the “Debt Financing”). The Debt Financing consists of up to $2.85 billion as an unsecured senior interim loan, which will only be utilized to the extent Mylan does not complete longer term financings prior to closing (the “Closing”) the acquisition of the Business, and $4.85 billion of available borrowings under new senior secured credit facilities, which include a $750 million revolving credit facility and $4.1 billion of term loan facilities. The Debt Financing will be guaranteed by various subsidiaries of Mylan and used, among other things, to pay the purchase price for the Business, refinance existing indebtedness and pay related fees and expenses. The Debt Financing is subject to the negotiation of mutually acceptable definitive documentation, which will include customary representations and warranties, affirmative and negative covenants and events of default. Additionally, the lenders’ obligation to provide the Debt Financing is subject to the satisfaction of specified conditions, including the refinancing by Mylan of certain of its existing indebtedness, which is currently expected to include its $150 million of 5.750% Senior Notes due 2010 and $350 million of 6.375% Senior Notes due 2015, consummation of the acquisition of the Business in accordance with the terms of the SPA, the accuracy of specified representations, the absence of specified defaults, the delivery of a certificate on behalf of the Company with respect to the solvency (on a consolidated basis) of the Company and its subsidiaries, taken as a whole, immediately after the consummation of the transactions contemplated by the SPA, and other customary conditions.

     The above description of the terms of the Debt Financing is based solely on the Commitment Letter, and therefore may be subject to material change prior to or in connection with any entry by the Company into definitive documentation in respect thereof.
Item 9.01. Financial Statements and Exhibits.
(d)      Exhibits.

Exhibit No.	Description
10.1	Share Purchase Agreement dated May 12, 2007 by and among Merck Generics Holding GmbH, Merck S.A., Merck Internationale Beteiligung GmbH, Merck KGaA and Mylan Laboratories Inc.

99.1	Press release dated May 12, 2007.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN LABORATORIES INC.
Date: May 17, 2007	By:	/s/ Edward J. Borkowski
Edward J. Borkowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Share Purchase Agreement dated May 12, 2007 by and among Merck Generics Holding GmbH, Merck S.A., Merck Internationale Beteiligung GmbH, Merck KGaA and Mylan Laboratories Inc.

99.1	Press release dated May 12, 2007.

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